As filed with the Securities and Exchange Commission on December 3, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FALCON MINERALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	82-0820780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1845 Walnut Street, 10th Floor, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

Falcon Minerals Corporation 2018 Long-Term Incentive Plan

(Full title of the plan)

Daniel C. Herz

Chief Executive Officer

1845 Walnut Street, 10th Floor

Philadelphia, PA 19103

 (Name and address of agent for service)

(215) 832-4161

 (Telephone number, including area code, of agent for service)

Copy to:

Mark E. Rosenstein, Esquire

Ledgewood

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

(215) 731-9450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☑	Smaller Reporting Company	☐
(Do not check if a smaller reporting company)	Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A common stock, par value $0.0001 per share	8,600,000	$7.445	$64,027,000	$7,761

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall be deemed to cover any additional shares of Class A common stock of Falcon Minerals Corporation (the “Registrant”) which may be issuable under the Falcon Minerals Corporation 2018 Long-Term Incentive Plan, as may be amended from time to time (the “Plan”) to reflect stock splits, stock dividends, mergers and other capital changes.

(2)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the Registrant’s Class A common stock as reported on the NASDAQ Capital Market on November 28, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 registration statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into the Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018.
(c)	The Registrant’s Current Reports on Form 8-K filed on June 4, 2018, July 20, 2018, August 10, 2018, August 23, 2018, August 29, 2018 and October 5, 2018.
(d)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 3, 2018.
(e)	The description of the Registrant’s Class A common stock set forth in its registration statement on Form 8-A filed on July 19, 2017 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than current reports on Form 8−K furnished pursuant to Item 2.02 or Item 7.01 of Form 8−K, including any exhibits included with such information, unless otherwise indicated therein), prior to the filing of a post−effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, or any document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the DGCL, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of the Registrant’s directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

The Registrant’s A&R Charter provides that its officers and directors are indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the A&R Charter provides that the Registrant’s directors will not be personally liable for monetary damages to the Registrant or its stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Registrant or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

The Registrant’s bylaws permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors. In addition, the Registrant has entered into indemnification agreements with each of its officers and directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38158) filed with the SEC on August 29, 2018).
4.2	Amended and Restated Bylaws of Falcon Minerals Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38158) filed with the SEC on August 29, 2018).
4.3	Shareholders’ Agreement, dated August 23, 2018, by and among Falcon Minerals Corporation, Osprey Sponsor, LLC, Edward Cohen, Jonathan Z. Cohen, Daniel C. Herz, Jeffrey F. Brotman, Royal Resources L.P., Royal Resources GP L.L.C., Noble Royalties Acquisition Co. L.P., Hooks Ranch Holdings LP, DGK ORRI Holdings, LP and Blackstone Management Partners, L.L.C. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38158) filed with the SEC on August 29, 2018).
4.4	Registration Rights Agreement, dated August 23, 2018, by and among Falcon Minerals Corporation, Royal Resources L.P., Noble Royalties Acquisition Co., L.P., Hooks Ranch Holdings LP, DGK ORRI Holdings, LP, DGK ORRI GP LLC and Hooks Holdings Company GP, LLC. (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38158) filed with the SEC on August 29, 2018).
4.5	Registration Rights Agreement, dated July 20, 2017, by and among Falcon Minerals Corporation and Osprey Sponsor, LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-38158) filed with the SEC on July 26, 2017).
4.6	Specimen Common Stock Certificate. (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-219025) filed with the SEC on June 28, 2017).
4.7	Falcon Minerals Corporation 2018 Long-Term Incentive Plan. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (file No. 001-38158) filed with the SEC on August 29, 2018).
4.8*	Form of Restricted Stock Award Agreement
4.9*	Form of Restricted Stock Unit Agreement
4.10*	Form of Incentive Stock Option Agreement
4.11*	Form of Nonqualified Stock Option Agreement
5.1*	Opinion of Ledgewood P.C.
23.1*	Consent of Marcum LLP.
23.2*	Consent of Deloitte & Touche LLP.
23.3*	Consent of Ryder Scott Company, L.P.
23.4*	Consent of Ledgewood P.C. (included in Exhibit 5.1)
24.1*	Power of Attorney (contained on the signature page)
99.1	Reserve Report, dated May 18, 2018 (incorporated by reference to Annex I of the Company’s definitive proxy statement filed with the SEC on August 3, 2018).

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on December 3, 2018.

FALCON MINERALS CORPORATION

By:	/s/ Jeffrey F. Brotman
	Name:	Jeffrey F. Brotman
	Title:	Chief Financial Officer, Chief Legal Officer and Secretary

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel C. Herz and Jeffrey F. Brotman, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Name	Title	Date

/s/ Daniel C. Herz	Chief Executive Officer and President	December 3, 2018
Daniel C. Herz	(Principal Executive Officer)

/s/ Jeffrey F. Brotman	Chief Financial Officer, Chief Legal Officer	December 3, 2018
Jeffrey F. Brotman	and Secretary (Principal Financial Officer)

/s/ Stephen J. Pilatzke	Chief Accounting Officer	December 3, 2018
Stephen J. Pilatzke	(Principal Accounting Officer)

/s/ Jonathan Z. Cohen	Director	December 3, 2018
Jonathan Z. Cohen

/s/ Edward E. Cohen	Director	December 3, 2018
Edward E. Cohen

/s/ Angelo G. Acconcia	Director	December 3, 2018
Angelo G. Acconcia

/s/ Adam M. Jenkins	Director	December 3, 2018
Adam M. Jenkins

/s/ Jonathan R. Hamilton	Director	December 3, 2018
Jonathan R. Hamilton

/s/ William D. Anderson	Director	December 3, 2018
William D. Anderson

/s/ Brian L. Frank	Director	December 3, 2018
Brian L. Frank

/s/ Steven R. Jones	Director	December 3, 2018
Steven R. Jones